November 23, 2010
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL
REPORTS OCTOBER 2010 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Overall, October was a solid month for Raymond James,” stated CEO Paul Reilly.  “Securities commissions and fees were down just slightly from September after eliminating that month’s one-time adjustment. Customer assets under administration hit a new all time record of $254.1 billion while assets under management (excluding money market funds) also neared a new record at $31.2 billion.

“Not as apparent by the statistics, Equity Capital Markets also had a strong month as we were the lead book runner on Campus Crest, one of our largest lead-managed IPOs ever. Overall, Fixed Income also enjoyed a strong month, although early November has been challenging from a trading perspective. Bank loans were down slightly sequentially due to continued pay downs, but have recovered in November and the loan pipeline is active. Although the financial markets remain uncertain, we still see a slowly improving economy. Raymond James remains well-positioned given any reasonable market.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $254 billion, of which approximately $31 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

	October 2010	October 2009	September 2010
	(21 business days)	(22 business days)	(21 business days)

Securities commissions/fees (1)	$ 168.2 mil.	$ 158.1 mil	$ 185.4 mil.

Total customer assets under administration	$ 254.1 bil.	$ 220.0 bil.	$ 248.9 bil.

# of lead managed underwritings (2)	3	2	5

Financial Assets Under Management (excluding Money Market Funds) (3)	$ 31.2 bil.	$ 25.5 bil	$ 30.0 bil.

Raymond James Bank total loans, net	$ 6.0 bil.	$ 6.5 bil.	$ 6.1 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.
(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.